Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of January 25, 2013, is entered into by and between The Middleby Corporation, a Delaware corporation (the "Company"), Middleby Marshall Inc., a Delaware corporation ("MMI"), (collectively the "Employer"), and Selim A. Bassoul ("Employee").

R E C I T A L:

The Employer is a party to an employment agreement with Employee dated December 23, 2004, as amended as of December 31, 2008, and as extended by letter agreement dated February 28, 2012 (the "Prior Agreement").

The Employer desires to continue and extend the term of employment of Employee as President and Chief Executive Officer of the Company and MMI, and to have Employee serve as the Chairman of the Board of Directors of the Company, and Employee desires to serve the Employer in such capacities, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employee's employment by the Employer, the compensation to be paid Employee while employed by the Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Employment. The Employer agrees to employ Employee and Employee agrees to be employed by the Employer subject to the terms and provisions of the Agreement.

2.
Term.  The employment of Employee by the Employer under this Agreement as provided in Section 1 will be for a period commencing on January 25, 2013 (the "Effective Date") and ending at the end of the calendar day on December 31, 2017, unless sooner terminated as hereinafter provided.

3.
Duties.  Employee shall serve as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of MMI, and shall have such powers and duties consistent with such positions as may be from time to time prescribed by the Board of Directors of the Company or MMI, as applicable.  During the term of this Agreement, the Employer agrees to nominate Employee to serve on the Board of Directors of the Company and to elect Employee to serve as Chairman if elected to the Board of Directors by the stockholders of the Company.  For the avoidance of doubt, the failure of Employee to be elected to the Board of Directors of the Company by its stockholders shall not constitute a diminution of Employee’s duties under this Agreement for purposes of Section 5(f) hereof, provided that the failure of the Board of Directors to satisfy its obligations under this Section 3 shall constitute such a diminution of Employee’s duties.  Employee shall devote substantially all of his time and effort as reasonably may be required for him to perform the duties and responsibilities to be performed by him under the terms of this Agreement.

4.	Compensation.

	(a)	Base Salary. Employee shall be entitled to receive an annual base salary of One Million Dollars, subject to any increase but not decrease during the term of the Agreement.

(b)
Incentive Compensation.  Employee shall be eligible to participate in the Value Creation Incentive Plan previously adopted by the Company, subject to all terms and conditions thereof, including, without limitation the annual award limits set forth therein.

(c)
Expense Reimbursement.  Employer shall reimburse Employee for those reasonable legal and consulting expenses incurred by him for personal financial, tax and estate planning purposes, provided that the reimbursement of the legal fees  incurred by Employee in connection with his review of this Agreement shall not exceed $15,000.

(d)
Automobile.  The Employer shall lease Employee an automobile of his choice and the Employer shall pay all applicable taxes, insurance, fees and expenses associated therewith.  Employee shall be entitled to a new leased automobile every two (2) years.

	(e)	Employee Benefits. Employee shall be provided with the employee benefits maintained by the Employer for the benefit of similarly situated employees of the Employer, as in effect from time to time.

5.	Termination.

(a)
Employee's employment hereunder may be terminated by the Employer or by Employee at any time, or by the death of Employee.  Such termination shall automatically terminate all of the Employer's obligations not theretofore accrued under this Agreement other than as specifically set forth in this Agreement or in any employee benefit plan, program or arrangement in which Employee participates.  If the Employer terminates Employee's employment under this Agreement (as hereafter amended or extended) without "Cause," as defined below, or if employment is terminated due to Employee's death or disability, incentive compensation under the Value Creation Incentive Plan for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under the Value Creation Incentive Plan would have been payable to Employee if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Employee was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of March 15 or at the same time as incentive compensation under the Value Creation Incentive Plan for such year is paid to those employees who are still employed by the Employer.

	(b)	Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) the Employer terminates Employee's employment under this

Agreement (as hereafter amended or extended) without "Cause," as defined below, (for this purpose, not including termination due to Employee's death or disability) or (ii) Employee terminates his employment under the circumstances set forth in Section 5(f), by providing written notice of such termination to the Employer, Employee shall be entitled to a lump sum amount equal to three (3) times the sum of (A) Employee's annual base salary as in effect immediately prior to the date of the termination and (B) the greater of (x) the amount of Employee's incentive compensation under the Value Creation Incentive Plan with respect to the full calendar year immediately prior to the date of the termination and (y) the average of Employee's incentive compensation under the Value Creation Incentive Plan (or, if applicable, the Management Incentive Compensation Plan previously in effect) for each of the three calendar years immediately prior to the date of the termination, payable in one lump sum within thirty (30) days of the date of termination; provided that the gross amount payable pursuant to this Section 5(b) shall not exceed Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

(c)
Notwithstanding anything to the contrary contained in this Agreement, in the event that Employee's employment with the Employer terminates for any reason or no reason, then, in any such event Employee shall be entitled to continued worldwide participation by Employee and any dependents who were participating immediately prior to Employee's termination of employment, in all health and medical plans and programs which the Employer maintains, from time to time, for its senior executives and their dependents, under the same terms and conditions, including Employee's payment of any required employee contributions therefor, as may generally apply (including any limitation or termination of coverage of non-spouse dependents after a stated age), until the later of the death of Employee or Employee's surviving spouse to whom he was married at the time of termination of employment, provided that such participation in the Employer plans and programs is permitted under the provisions of such Employer plans and programs, and provided, further, that at such time as Employee, or any covered dependent of Employee, becomes eligible for health or medical benefits under Title XVIII of the Social Security Act (Medicare) or any governmental program in replacement thereof, such health or medical benefits shall automatically become the primary coverage for such person(s) and the coverage provided hereunder shall be secondary to such other coverage, to the maximum extent permitted under applicable law.  If, while eligible for benefits under this Subsection 5(c), Employee becomes employed by any person and becomes eligible for health and medical benefits under such employer's health plan, the Employer shall be relieved, during the period of such employment and to the extent of the benefits for which Employee and his dependents are eligible under such employer's plan, of the obligation to provide the health and medical benefits described in this Subsection 5(c).  In the event that participation in any such Employer plan or program is barred or otherwise not permitted, the Employer shall provide substantially similar health and medical benefits to Employee and any eligible dependents, in which case the Employer may self-fund such benefits or may purchase individual policies or plans to provide such benefits, in its sole discretion.  Notwithstanding anything to the contrary contained herein, in the event that the provision of the coverage provided under this Section 5(c) would result in adverse tax consequences to the Company or Employee pursuant to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Section 4980D of the Code or other applicable law, the parties agree to cooperate such that the coverage provided by this Section 5(c) or other arrangement agreed between the parties intended to provide the substantially the same economic benefits may be provided without such adverse tax consequences.

(d)
For purposes of this Agreement, the term "Cause" shall mean termination of Employee’s employment due to his willful misconduct in respect of his obligations to the Company occurring during the course of his employment, including violations of the Company's code of conduct or code of ethics, which in either case results in or would reasonably be expected to result in material damage to the property, business or reputation of the Company or its affiliates; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be Cause; and provided, further, that, to the extent curable, Employee shall have 30 calendar days after receiving written notice from the Company in which to cure any of the actions or inactions that would otherwise result in Cause.

(e)	For purposes of this Agreement, a "Change in Control" shall occur on the date on which:

(i)
Any Person (as defined below) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 35% of the Company's then outstanding voting securities (measured on the basis of voting power), not including in the securities beneficially owned by such Person any securities acquired directly from the Company;

(ii)
There is consummated a merger or consolidation, other than (i) a merger or consolidation immediately following which the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 35% of the combined voting power of the Company's then outstanding securities;

(iii)
individuals who, as of the Effective Date, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (w) the Company or any of its subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

(f)
If the duties assigned by the Employer to Employee are materially diminished, or become inconsistent with those assigned to a Chief Executive Officer and President of a similarly situated publicly traded company, or if Employee's title of Chief Executive Officer and President is changed and such change in duties or title is not cured by the Employer within ten (10) days following receipt by the Board of written notice from Employee, such change in duties or title shall be deemed a termination by the Employer of Employee's employment without Cause, pursuant to the terms of this Agreement, and Employee shall be entitled to resign his employment hereunder and to thereafter receive all rights, benefits and payments set forth in Sections 5(a), (b) and (c).

(g)
Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Employer and Employee or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Employee by the

Employer (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Employee to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 5(g) shall apply.  If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax, then, solely to the extent that Employee would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax, as determined by Employee in his sole discretion, the amounts payable to Employee under this Agreement (or any other agreement by and between the Employee and Employee or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”).  In the event Employee receives reduced payments and benefits as a result of application of this Section 5(g), Employee shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Employee or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence.  Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A of the Code and which are due at the latest future date.

6.
Retirement.  Employee shall be eligible to participate in the tax-qualified retirement plans maintained from time to time by Employer for the benefit of its employees, including executives and key management employees (the "Qualified Plans").  In addition, subject to the provisions hereof, Employer shall provide Employee with a supplemental retirement benefit as described below.  Exhibit A hereto illustrates the monthly supplemental retirement benefit that would become payable to Employee in accordance with the provisions of Sections 6(a), (b) and (c) below based on the retirement of Employee on or after the attainment of age 55.

(a)
Retirement Benefits.  Upon Employee's retirement on or after the date on which he attains the age of 55 (the "Early Retirement Date"), but in no event prior thereto, Employee shall be fully vested in a monthly retirement benefit (the “Age 55 Retirement Benefit”) equal to one-twelfth of 50% of Employee's then current base salary (the “Retirement Salary”), payable for the remainder of his life.  Upon Employee's retirement on or after the date on which he attains the age of 60 (the "Normal Retirement Date"), Employee shall be fully vested in a monthly retirement benefit equal to one-twelfth of 62.5% of the Retirement Salary, in lieu of the Age 55 Retirement Benefit, payable for the remainder of his life.  Such benefit shall hereinafter be referred to as the "Age 60 Retirement Benefit".  Upon Employee's retirement on or after  the date on which he attains the age of 65 (the "Deferred Retirement Date"), Employee shall be fully vested in a monthly retirement benefit equal to one-twelfth of 75% of the Retirement Salary, in lieu of the Age 60 Retirement Benefit, payable for the remainder of his life.  Such benefit shall hereinafter be referred to as the "Age 65 Retirement Benefit".

(b)
Retirement After the Early Retirement Date But Prior to the Normal Retirement Date.  Notwithstanding the foregoing, in the event that Employee retires from employment after the Early Retirement Date but prior to the Normal Retirement Date, in addition to the Age 55 Retirement Benefit, Employee shall become vested in an additional amount equal to the difference between the Age 55 Retirement Benefit and the Age 60 Retirement Benefit multiplied by a fraction, the denominator of which is the number of full months between the date on which Employee would attain the age of 55 and the date on which Employee would attain the age of 60, and the numerator of which is the number of full months worked by Employee on and after the date Employee attains age 55 through the date of termination.

(c)
Retirement After the Normal Retirement Date But Prior to the Deferred Retirement Date.  Notwithstanding the foregoing, in the event that Employee retires from employment after the Normal Retirement Date but prior to the Deferred Retirement Date, in addition to the Age 60 Retirement Benefit, Employee shall become vested in an additional amount equal to the difference between the Age 60 Retirement Benefit and the Age 65 Retirement Benefit multiplied by a fraction, the denominator of which is the number of full months between the date on which Employee would attain the age of 60 and the date on which Employee would attain the age of 65, and the numerator of which is the number of full months worked by Employee on and after the date Employee attains age 60 through the date of termination.

(d)
Time of Payment of Retirement Benefit.  Upon Employee's retirement on or after the Early Retirement Date, subject to the provisions of Section 6(g), Employer shall commence payment of the monthly supplemental retirement benefit, as applicable, as of the end of the month in which such retirement occurs, and shall make each monthly payment at the end of each month thereafter.  For purposes of this Section 6, the term "retirement" shall mean Employee's separation from service for any reason or no reason (other than due to death) on or after Early Retirement Date (i.e., the date on which Employee attains age 55).  For the avoidance of doubt, for purposes of this Section 6(d), the end of the month shall mean the last business day of the month.

(e)
Payment of Retirement Benefit Upon Employee’s Death.  In the event of Employee's death, either prior to or after the commencement of payments pursuant to this Section 6 (but prior to Employee attaining the age of 75 years), the applicable supplemental retirement benefits shall be paid (or shall continue to be paid, if already in pay status) to such beneficiary as Employee shall designate in writing (or in the absence of such designation, to his estate) in a lump sum cash payment equal to the present value of Employee's supplemental retirement benefit determined under subparagraphs (a), (b) or (c) above, as applicable, as reasonably determined by the Employer and assuming that Employee had lived until attaining the age of 75 years, payable on the first day of the first month following the date of Employee's death.

(f)
Title to and beneficial ownership of any assets, whether cash or investments which Employer may set aside or earmark to meet its obligations hereunder, shall at all times remain with Employer and neither Employee nor any beneficiary shall under any circumstances acquire any property interest in any specific assets of Employer.  Nothing contained in this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Employer and Employee or any other person.  To the extent that Employee is entitled to receive payments from Employer hereunder, such right shall be no greater than that of an unsecured general creditor of Employer.

(g)
This Section 6 is intended to comply with the provisions of Section 409A of the Code and shall be construed in accordance therewith.  Notwithstanding anything to the contrary contained herein, if Employee is a Specified Employee (as defined in Section 409A of the Code) at the time he would otherwise be entitled to receive any payment hereunder, no distributions shall be made hereunder until the earliest date permitted by Section 409A(a)(2) of the Code.

7.
Payments/Withholding.  Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Employer in effect from time to time and shall be subject to all applicable employment and withholding taxes.

8.
Successors.  This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Employer and its successors and assigns.  This Agreement shall inure to the benefit of Employee's heirs, legatees, legal representatives and assigns, but neither this Agreement nor any right or interest hereunder shall be assignable by Employee without the Employer's prior written consent.

9.
Notices.  All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope addressed to the address of the respective parties as follows:

To the Company:	1400 Toastmaster Drive
Elgin, Illinois 60120
Attention: Chief Financial Officer

To MMI:	1400 Toastmaster Drive
Elgin, Illinois 60120
Attention: Chief Financial Officer

With a copy to (which shall not constitute notice to the Employer):

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Attn: Shilpi Gupta, Esq.

To Employee:	Selim A. Bassoul
6 Hubbell Court
Barrington, Illinois 60010

With a copy to (which shall not constitute notice to Employee):

Matthew E. Johnson
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

10.
Modifications and Waivers.  This Agreement may be modified or amended only by a written instrument executed by the Employer and Employee.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.   The Employer’s obligations under Sections 5 and 6 of this Agreement, to the extent applicable, shall continue following the termination of Employee’s employment or the expiration of the term of this Agreement.

11.
Entire Agreement.  This Agreement supersedes all prior agreements between the parties hereto relating to the subject matter hereof, including but not limited to the Prior Agreement, which is terminated hereby, and constitutes the entire agreement of the parties hereto relating to the subject matter hereof.

12.
Law Governing.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

13.
Invalidity.  The invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

14.	Headings. The headings contained herein are for reference only and shall not affect the meaning or interpretation of this Agreement.

15.	Joint and Several. The liability hereunder of the Company and MMI shall be joint and several.

16.
Other Agreements.  The Employer agrees to modify any and all agreements, plans and contracts as may be necessary to effectuate the terms of this Agreement; provided, however, that to the extent shareholder approval is required by applicable law or regulation to effectuate any such modification, such modification shall be subject to shareholder approval.

17.
Section 409A.  It is intended that the payments and benefits under this Agreement comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the Code and the regulations and other guidance issued thereunder ("Section 409A").  The Employer shall administer and interpret this Agreement in a manner so that such payments and benefits comply with, or are otherwise exempt from, the provisions of Section 409A.  Any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Employer for purposes of this Agreement and no payments shall be due to Employee under this Agreement providing for payment of amounts on termination of employment unless Employee would be considered to have incurred a "separation from service" from the Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee's termination of employment shall instead be paid on the first business day after the date that is six months following Employee's termination of employment (or upon death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement which constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee's taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Employee remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

EMPLOYEE	THE MIDDLEBY CORPORATION

/s/ Selim A. Bassoul	By	/s/ John R. Miller III
Selim A. Bassoul		John R. Miller III Chairman, The Middleby Corporation Compensation Committee

MIDDLEBY MARSHALL INC.

	By	/s/ John R. Miller III
John R. Miller III Chairman, The Middleby Corporation Compensation Committee

EXHIBIT A

Illustration of Supplemental Retirement Benefit By Month

Based on Retirement on or After Age 55

Retirement Date (1)	Age on February 3 (2)	Payout Per Month as Percentage of Retirement Salary	Aggregate Annual Payout as Percentage of Retirement Salary
February 3, 2012	55	4.167%	50.000%
February-12		4.167%	50.000%
March-12		4.184%	50.212%
April-12		4.202%	50.424%
May-12		4.220%	50.636%
June-12		4.237%	50.847%
July-12		4.255%	51.059%
August-12		4.273%	51.271%
September-12		4.290%	51.483%
October-12		4.308%	51.695%
November-12		4.326%	51.907%
December-12		4.343%	52.119%
January-13		4.361%	52.331%
February-13	56	4.379%	52.542%
March-13		4.396%	52.754%
April-13		4.414%	52.966%
May-13		4.431%	53.178%
June-13		4.449%	53.390%
July-13		4.467%	53.602%
August-13		4.484%	53.814%
September-13		4.502%	54.025%
October-13		4.520%	54.237%
November-13		4.537%	54.449%
December-13		4.555%	54.661%
January-14		4.573%	54.873%
February-14	57	4.590%	55.085%
March-14		4.608%	55.297%
April-14		4.626%	55.508%
May-14		4.643%	55.720%

June-14		4.661%	55.932%
July-14		4.679%	56.144%
August-14		4.696%	56.356%
September-14		4.714%	56.568%
October-14		4.732%	56.780%
November-14		4.749%	56.992%
December-14		4.767%	57.203%
January-15		4.785%	57.415%
February-15	58	4.802%	57.627%
March-15		4.820%	57.839%
April-15		4.838%	58.051%
May-15		4.855%	58.263%
June-15		4.873%	58.475%
July-15		4.891%	58.686%
August-15		4.908%	58.898%
September-15		4.926%	59.110%
October-15		4.944%	59.322%
November-15		4.961%	59.534%
December-15		4.979%	59.746%
January-16		4.996%	59.958%
February-16	59	5.014%	60.169%
March-16		5.032%	60.381%
April-16		5.049%	60.593%
May-16		5.067%	60.805%
June-16		5.085%	61.017%
July-16		5.102%	61.229%
August-16		5.120%	61.441%
September-16		5.138%	61.653%
October-16		5.155%	61.864%
November-16		5.173%	62.076%
December-16		5.191%	62.288%
January-17		5.208%	62.500%
February 3, 2017	60	5.208%	62.500%
February-17		5.208%	62.500%
March-17		5.226%	62.712%
April-17		5.244%	62.924%

May-17		5.261%	63.136%
June-17		5.279%	63.347%
July-17		5.297%	63.559%
August-17		5.314%	63.771%
September-17		5.332%	63.983%
October-17		5.350%	64.195%
November-17		5.367%	64.407%
December-17		5.385%	64.619%
January-18		5.403%	64.831%
February-18	61	5.420%	65.042%
March-18		5.438%	65.254%
April-18		5.456%	65.466%
May-18		5.473%	65.678%
June-18		5.491%	65.890%
July-18		5.508%	66.102%
August-18		5.526%	66.314%
September-18		5.544%	66.525%
October-18		5.561%	66.737%
November-18		5.579%	66.949%
December-18		5.597%	67.161%
January-19		5.614%	67.373%
February-19	62	5.632%	67.585%
March-19		5.650%	67.797%
April-19		5.667%	68.008%
May-19		5.685%	68.220%
June-19		5.703%	68.432%
July-19		5.720%	68.644%
August-19		5.738%	68.856%
September-19		5.756%	69.068%
October-19		5.773%	69.280%
November-19		5.791%	69.492%
December-19		5.809%	69.703%
January-20		5.826%	69.915%
February-20	63	5.844%	70.127%
March-20		5.862%	70.339%
April-20		5.879%	70.551%

May-20		5.897%	70.763%
June-20		5.915%	70.975%
July-20		5.932%	71.186%
August-20		5.950%	71.398%
September-20		5.968%	71.610%
October-20		5.985%	71.822%
November-20		6.003%	72.034%
December-20		6.020%	72.246%
January-21		6.038%	72.458%
February-21	64	6.056%	72.669%
March-21		6.073%	72.881%
April-21		6.091%	73.093%
May-21		6.109%	73.305%
June-21		6.126%	73.517%
July-21		6.144%	73.729%
August-21		6.162%	73.941%
September-21		6.179%	74.153%
October-21		6.197%	74.364%
November-21		6.215%	74.576%
December-21		6.232%	74.788%
January-22		6.250%	75.000%
February 3, 2021	65	6.250%	75.000%

(1)	Assumes retirement on the last day of the month.
(2)	Assumes 2/3/1957 date of birth

A-4